EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

RECORD 2010 THIRD QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut, October 20, 2010.  Amphenol Corporation (NYSE-APH) reported today third quarter 2010 diluted earnings per share of $.78 compared to $.47 per share for the comparable 2009 period. Such per share amount for the 2010 quarter includes an $8 million, or $.05 per share, net benefit relating to a reduction in tax expense due primarily to the favorable settlement of certain international tax positions and the completion of prior year audits.  Excluding this effect, diluted earnings per share was $.73.  Sales for the third quarter 2010 were $948.5 million compared to $716.6 million for the 2009 period.  Currency translation had the effect of decreasing sales by approximately 1% or $7 million in the third quarter 2010 compared to the 2009 period.

For the nine months ended September 30, 2010, diluted earnings per share was $2.08 compared to $1.33 for the 2009 period.  Sales for the nine months ended September 30, 2010 were $2,604.2 million compared to $2,061.8 million for the 2009 period. Currency translation had the effect of increasing sales by approximately $5 million for the nine month 2010 period compared to the 2009 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “Amphenol achieved another record performance in the third quarter, with sales of $948 million and EPS of $.73 net of tax items.  Sales and EPS grew 32% and 55% over last year as the Company continued to build upon its position in its target markets.   Our strategy of market and geographic diversification, combined with a deep commitment to develop performance enhancing technologies for our customers, enabled the Company to capitalize on the favorable market environment and drive strong demand in all of our end markets led by: Industrial, Information Technology and Data Communications Equipment, Wireless Devices, Military/Aerospace and Wireless Infrastructure.  In addition, in an environment of increasing global inflationary pressures, our management team continued to proactively and dynamically manage costs creating excellent operating leverage and expanding operating margins by 2.6% to 19.9% in Q3 2010 from 17.3% last year, contributing to a 55% year over year increase in earnings per share, net of tax items. Further, cash flow from operations in the quarter was a strong $128 million, demonstrating the ongoing quality of the Company’s earnings.”

“The record performance we achieved in the third quarter is a direct result of the implementation of our strategies by our worldwide organization, which continues to execute well in all economic environments. While global demand has significantly increased in the last several quarters, there remains a degree of uncertainty in the worldwide economy. Therefore, on the basis of the current economic climate and assuming constant currency exchange rates, we expect Q4 2010 revenues in the range of $933 million to $948 million and EPS in the range of $.71 to $.73.”

“Looking forward, regardless of any near-term economic uncertainties, the accelerating  proliferation of new electronics in all of our end markets presents a unique expansion opportunity for Amphenol.  Our significant actions to enhance our competitive advantages and build sustained financial strength have created an even stronger base for Amphenol’s future performance.  I am confident in the ability of our outstanding organization to dynamically adjust to the continued changing market environment, to generate strong profitability and to capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (ET) October 20, 2010.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Friday, October 22, 2010.  The replay numbers are as follows:  toll free dial-in number is 800-391-9845 and International dial-in number is 203-369-3267; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2009, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$948,463	$716,573	$2,604,215	$2,061,769

Cost of sales	638,746	492,180	1,756,007	1,416,847

Gross profit	309,717	224,393	848,208	644,922

Selling, general and administrative expense	120,583	100,103	338,405	294,469

Operating income	189,134	124,290	509,803	350,453

Interest expense	(10,568)	(8,961)	(30,549)	(27,090)
Other income (expenses), net	1,251	(345)	2,474	(942)

Income before income taxes	179,817	114,984	481,728	322,421

Provision for income taxes	(41,018)	(31,620)	(111,782)	(85,182)

Net income	138,799	83,364	369,946	237,239
Less: Net income attributable to noncontrolling interests	(1,531)	(2,449)	(4,654)	(7,044)

Net income attributable to Amphenol Corporation	$137,268	$80,915	$365,292	$230,195

Net income per common share - Basic	$0.79	$0.47	$2.11	$1.34

Weighted average common shares outstanding - Basic	173,813,753	171,428,237	173,535,255	171,311,072

Net income per common share - Diluted	$0.78	$0.47	$2.08	$1.33

Weighted average common shares outstanding - Diluted	176,224,749	173,928,589	175,897,452	173,561,964

Dividends declared per common share	$0.015	$0.015	$0.045	$0.045

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,		December 31,
	2010		2009

ASSETS

Current Assets:
Cash and cash equivalents	$480,528		$384,613
Short-term investments	107,245		37,770
Total cash, cash equivalents and short-term investments	587,773		422,383
Accounts receivable, less allowance for doubtful accounts of $17,027 and $18,785, respectively	727,458	(1)	449,591
Inventories	539,728		461,750
Other current assets	102,717		86,671

Total current assets	1,957,676		1,420,395

Land and depreciable assets, less accumulated depreciation of $599,515 and $575,187, respectively	352,318		332,875
Goodwill	1,527,824		1,368,672
Other long-term assets	130,953		97,242

	$3,968,771		$3,219,184

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$395,999		$292,122
Accrued salaries, wages and employee benefits	76,119		64,143
Accrued income taxes	66,101		57,272
Accrued acquisition-related obligations	54,460		7,244
Other accrued expenses	94,085		81,979
Short-term debt	385		399

Total current liabilities	687,149		503,159

Long-term debt	904,031	(1)	753,050
Accrued pension and post employment benefit obligations	164,316		172,235
Other long-term liabilities	43,112		27,922

Shareholders’ Equity:
Common stock	175		174
Additional paid-in capital	99,979		71,368
Accumulated earnings	2,132,101		1,774,625
Accumulated other comprehensive loss	(86,296)		(100,090)

Total shareholders’ equity attributable to Amphenol Corporation	2,145,959		1,746,077

Noncontrolling interests	24,204		16,741

Total equity	2,170,163		1,762,818

	$3,968,771		$3,219,184

NOTE 1

The Company has a $100 million receivables securitization program that expires in May 2013. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. The adoption of these amendments has resulted in the Company reporting transactions under this facility as long-term debt and the related receivables remain on the balance sheet. At September 30, 2010, borrowings under the securitization facility were $84 million. At December 31, 2009, $82 million in receivables were sold under the Facility and excluded from the Condensed Consolidated Balance Sheets.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2010		2009

Cash flow from operating activities:
Net income	$369,946		$237,239
Adjustments for cash flow from operating activities:
Depreciation and amortization	76,000		72,923
Net change in receivables sold under Receivables Securitization Facility	(82,000	)(1)	(9,000)
Stock-based compensation expense	18,580		15,259
Net change in components of working capital	(113,548)		108,879
Net change in other long-term assets and liabilities	(4,767)		5,283

Cash flow provided by operating activities	264,211		430,583

Cash flow from investing activities:
Additions to property, plant and equipment	(72,328)		(45,607)
Purchase of short term investments	(69,120)		(14,114)
Acquisitions, net of cash acquired	(164,921)		(272,693)

Cash flow used in investing activities	(306,369)		(332,414)

Cash flow from financing activities:
Long-term borrowings under credit facilities	618,192	(1)	522,900
Repayments of long-term debt	(468,406)		(516,849)
Proceeds from exercise of stock options	21,271		4,499
Excess tax benefits from stock-based payment arrangements	3,650		867
Payments of fees and expenses related to Revolving Credit Facility refinancing	(6,934)		—
Payments to shareholders of noncontrolling interests	(22,588)		(5,281)
Dividend payments	(7,801)		(7,706)

Cash flow provided by (used in) financing activities	137,384		(1,570)

Effect of exchange rate changes on cash and cash equivalents	689		(4,017)

Net change in cash and cash equivalents	95,915		92,582

Cash and cash equivalents balance, beginning of period	384,613		214,987

Cash and cash equivalents balance, end of period	$480,528		$307,569

NOTE 1

The Company has a $100 million receivables securitization program.  In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables.  Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow. Excluding the impact of adoption, long-term borrowings under credit facilities would be $536,192 resulting in cash flows provided in financing activities of $55,384 and cash flows provided by operating activities of $346,211.

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Trade Sales:
Interconnect Products	$881,340	$648,053	$2,402,084	$1,871,451
Cable Products	67,123	68,520	202,131	190,318
Consolidated	$948,463	$716,573	$2,604,215	$2,061,769

Operating income:
Interconnect Products	$196,107	$126,720	$526,589	$362,906
Cable Products	9,077	11,058	28,240	28,953
Stock-based compensation expense	(6,965)	(5,231)	(18,580)	(15,260)
Other operating expenses	(9,085)	(8,257)	(26,446)	(26,146)
Consolidated	$189,134	$124,290	$509,803	$350,453

ROS%:
Interconnect Products	22.3%	19.6%	21.9%	19.4%
Cable Products	13.5%	16.1%	14.0%	15.2%
Corporate - stock-based compensation	-0.7%	-0.7%	-0.7%	-0.7%
Corporate - all other	-1.0%	-1.2%	-1.0%	-1.3%

Consolidated	19.9%	17.3%	19.6%	17.0%